Exhibit 99.1

Sorrento Therapeutics Announces Closing of its Acquisition of Virttu Biologics

SAN DIEGO, April 28, 2017 – Sorrento Therapeutics, Inc. (NASDAQ: SRNE, “Sorrento”) announced today the closing of a transaction whereby its cellular therapy focused subsidiary, TNK Therapeutics, Inc. (“TNK”), has acquired Virttu Biologics Limited (“Virttu”).

As announced by Sorrento on November 16, 2016, TNK and Virttu entered into a binding term sheet setting forth the terms and conditions by which TNK would purchase all of the issued and outstanding equity of Virttu. In consideration for the acquisition, Virttu equity holders received an aggregate of 797,081 shares of common stock of Sorrento based on a $5.55 price per share and reimbursement of certain legal fees and will be eligible to receive an additional approximately $20 million in stock of TNK shares should TNK close a third party equity financing of at least $50 million in proceeds within 12 months of the closing of this transaction. If a financing in TNK has not occurred within 12 months of the closing of this transaction, the equity holders of Virttu will be issued an aggregate of approximately 3,600,000 of Sorrento common stock based on a $5.55 price of Sorrento common stock. Additionally, Virttu will be eligible to receive two additional milestone payments of up to $10 million based on the two first marketing authorizations of Seprehvir® to occur in the US, EU or Japan. Each of the two marketing authorization milestone payments will be for $5 million payable in cash, Sorrento common stock, the common stock of another publicly traded company, or a combination thereof to be determined by TNK at the time that a regulatory milestone is triggered.

Virttu, based in Glasgow, Scotland, is a privately-held biopharmaceutical company focused on the development of oncolytic virus therapy for the treatment of cancer. Virttu’s lead product candidate Seprehvir® (HSV1716) is derived from a modified version of the common human herpes simplex virus (HSV-1). Seprehvir® has been designed with the ability to specifically target and destroy tumor cells while also stimulating an anti-tumor T-cell mediated immune response. As part of its global clinical program, Seprehvir® has been administered to over 100 adult and pediatric patients in a variety of solid tumors including glioblastoma, mesothelioma, melanoma, head and neck cancer, pediatric sarcomas and pediatric neuroblastomas.

Sorrento believes that a key advantage of Seprehvir®, as compared to other HSV based oncolytic therapies, is that it has been safely administered systemically, intravenously, intratumorally and by loco-regional infusion to specifically tailor the therapy to a patient’s needs. In the 5 completed Phase I studies, Seprehvir® was well tolerated, with fever, fatigue and lethargy reported as mild (Grade 1 and 2) and transient. There were no major toxicities associated with Seprehvir® and no reactivations of latent HSV infection.

“With the acquisition of Virttu, we are adding another clinical-stage asset to our pipeline of immunotherapies. Due to its unique characteristics, we believe Seprehvir® has the potential for broad therapeutic application across various cancer indications and will be synergistic with TNK and Sorrento clinical candidates, including our checkpoint inhibitors and cellular therapies. We are currently evaluating both monotherapy and antibody combination studies utilizing Seprehvir® in both adult and pediatric patients as well as seeking regulatory guidance for this program. We expect to initiate a Phase II clinical study of Seprehvir® after these discussions.” said Dr. Henry Ji, President and CEO of Sorrento.

“We believe in Seprehvir® and its ability to treat and help cancer patients worldwide.  I would like to thank the inventor of the technology, Professor Moira Brown OBE, our dedicated scientists and my investors. We are very pleased that Sorrento will be our partner in taking Seprehvir® to the next phase of its journey, to become an approved treatment against cancer” said David Crossland, investor in Virttu.

"We are delighted to announce the completion of TNK's acquisition of Virttu.  The combination of our oncolytic backbone combined with Sorrento’s extensive G-MAB™ fully human antibody library represents a powerful union for the next generation of multi-modality immunotherapies. We look forward to working closely on developing Seprehvir®’s approval pathway and moving our next generation into the clinic” Daniel Young, Chief Commercial Officer of Virttu.

About Sorrento Therapeutics, Inc.

Sorrento is an antibody-centric, clinical stage biopharmaceutical company developing new treatments for immuno-oncology, inflammation and autoimmune diseases. Sorrento's lead product candidates include immunotherapies focused on the treatment of both solid tumors and hematological malignancies, as well as late stage pain products.

About TNK Therapeutics, Inc.

TNK Therapeutics is a subsidiary of Sorrento Therapeutics that is focused on the development and commercialization of cellular therapies to address unmet medical needs in oncology. TNK technologies harness the adaptive and innate immune system by reprogramming immune cells to recognize and efficiently kill cancer cells. TNK’s most advanced cellular therapy is T-007, a proprietary, second generation anti-CD38 CAR-T therapy, which is in IND-enabling studies for the treatment of multiple myeloma. T-007 is based on a fully human anti-CD38 mAb derived from Sorrento's G-MAB antibody library.

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting contain forward-looking statements related to Sorrento Therapeutics, Inc. and its subsidiaries under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding the developments of and prospects for the field of oncolytic therapies and Virttu Biologic’s technologies and products, including Seprehvir®; Sorrento's expectations for its technologies and acquisitions; Sorrento’s expectations for any of its clinical programs and studies; Sorrento's and its subsidiaries' prospects; and other matters that are described in Sorrento's most recent periodic reports filed with the Securities and Exchange Commission, including Sorrento's Annual Report on Form 10-K for the year ended December 31, 2015, as amended, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Sorrento® and the Sorrento logo are registered trademarks of Sorrento Therapeutics, Inc.

All other trademarks and trade names are the property of their respective owners.

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SOURCE: Sorrento Therapeutics, Inc.

© 2017 Sorrento Therapeutics, Inc. All Rights Reserved.

Contacts:

Kevin Herde

Executive Vice President & Chief Financial Officer

Tel: (858) 210-3736

kherde@sorrentotherapeutics.com

Miranda Toledano

Executive Vice President, Corporate Development

Tel: (858) 210-3700

mtoledano@sorrentotherapeutics.com